Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor and Media Contact:

Anne Bowdidge

Senior Director of Investor Relations

650-808-6551

CoTherix Files Registration Statement for

Follow-On Offering

South San Francisco, Calif., January 12, 2005. CoTherix, Inc. (Nasdaq: CTRX) today announced that it has filed a registration statement with the Securities and Exchange Commission covering a proposed offering of 4,000,000 shares of its common stock. All of the shares will be offered by CoTherix. The company intends to grant the underwriters the option to purchase up to an additional 600,000 shares of common stock to cover over-allotments, if any. CIBC World Markets Corp. and Piper Jaffray & Co. will act as joint book-running managers, and Needham & Company, Inc. and Thomas Weisel Partners LLC will act as co-managers of the offering.

The offering will be made only by means of a prospectus. When available, copies of the preliminary prospectus relating to the offering may be obtained from CIBC World Markets Corp., by email at useprospectus@us.cibc.com or by fax at 212/ 667-6136 and from Piper Jaffray & Co., U.S. Bancorp Center, 800 Nicollet Mall, Minneapolis, Minnesota 55402.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission, but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About CoTherix, Inc.

CoTherix Inc. is a biopharmaceutical company focused on licensing, developing and commercializing therapeutic products for the treatment of cardiopulmonary and other chronic diseases. CoTherix’s lead product, Ventavis™ Inhalation Solution was approved in December 2004 for the treatment of pulmonary arterial hypertension, a highly debilitating and potentially fatal disease characterized by high blood pressure in the pulmonary arteries of the lungs. Ventavis is an inhaled formulation of iloprost, a synthetic compound that is structurally similar to prostacyclins. CoTherix and the CoTherix logo are trademarks of CoTherix, Inc. Ventavis is a trademark of Schering AG, Germany. More information can be found at www.cotherix.com.

Forward-Looking Statements

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements in this press release include statements regarding our expectations, beliefs, hopes, intentions or strategies regarding the proposed offering. All forward-looking statements included in this press release are based upon information available to us as of the date hereof, and we assume no obligation to update any such forward-looking statement as a result of new information, future events or otherwise. Our actual results could differ materially from our current expectations. We cannot assure you when, if at all, the proposed offering will occur, and the terms of any such offering are subject to change. Factors that could cause or contribute to such differences include, but are not limited to, factors and risks disclosed from time to time in reports filed with the Securities and Exchange Commission, including our Registration Statement on Form S-1 filed on January 12, 2005.

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